NEWS
For Immediate Release

For additional information contact:

Marty Schwenner
Magnetek, Inc.
262-703-4282
mschwenner@magnetek.com

Magnetek Announces Second Quarter Fiscal 2015 Results

Q2 Highlights

•	Q2 net sales of $28.3 million increased 5% from the prior year second quarter, due to higher sales into material handling markets.

•	Q2 gross margin improved to 36.7% of sales, up 70 basis points over prior year Q2 gross margin of 36.0% of sales.

•	Earnings per share from continuing operations increased 18% to $.87 per share, compared to $.74 per share in Q2 last year.

Menomonee Falls, Wis., Aug. 4, 2015 -- Magnetek, Inc. (“Magnetek” or “the Company,” NASDAQ: MAG) today reported the results of its second quarter of fiscal year 2015, ended June 28, 2015.

Second Quarter Results

In the second quarter of fiscal 2015, Magnetek recorded revenue of $28.3 million, a 5% increase from the prior year second quarter sales of $27.0 million, as sales of products for material handling applications increased $1.3 million year-over-year to $21.1 million. Income from continuing operations and earnings per share were both up year-over-year, due to higher sales volume, lower pension expense, and lower tax provisions. As a result, second quarter earnings per share from continuing operations increased 18% to $.87 per share compared to prior year earnings from continuing operations of $.74 per share.
“Most of our end markets remained healthy throughout our second quarter, and we achieved organic sales growth of 5% over last year’s second quarter. We expanded our profit margins on a year-over-year basis, with increased gross profit, operating profit, and net income,” said Peter McCormick, Magnetek’s president and chief executive officer.
Gross profit amounted to $10.4 million (36.7% of sales) in the second quarter of 2015 versus $9.7 million (36.0% of sales) in the same period a year ago. The increase in gross profit and gross margin was primarily due to higher sales volume and improved sales mix into material handling markets.
Total operating expenses, consisting of research and development, pension expense, and selling, general and administrative costs, were $7.2 million in the second quarter of 2015, compared to $7.0 million in the second quarter of fiscal 2014. Compared to the prior year, the increase in operating expense was mainly due to higher variable selling expenses and discretionary spending, partially offset by lower pension expense. In addition, prior year operating expenses include the favorable impact of an adjustment to stock compensation expense of approximately $0.2 million.
Income from continuing operations after provision for income taxes in the second quarter of fiscal 2015 was $3.2 million, or $.87 per diluted share, compared to after-tax income from continuing operations of $2.5 million, or $.74 per diluted share, in the same period last year.
Including the results of discontinued operations, the Company recorded net income of $.83 per diluted share in the second quarter of 2015 versus net income of $.68 per diluted share in the second quarter of fiscal 2014.

Pension Update

The Company did not make any contributions to its pension plan during the first six months of fiscal 2015, and currently does not expect to make any for the remainder of fiscal 2015. Actuarial projections as of June 28, 2015, indicate that minimum required pension contributions beyond the current fiscal year are estimated at between $2 million and $4 million for each of the next six fiscal years.
The net change in the Company’s pension liability based on interest rate movements and asset returns was not material during the first six months of fiscal 2015, as the benefit of higher interest rates was largely offset by lower than expected returns on pension plan assets in the six months ended June 28, 2015.
The actual timing and amount of future pension plan contributions are dependent upon many factors, including returns on invested assets, the level of certain market interest rates, the discount rate used to determine pension obligations, voluntary contributions the Company may elect to make to the plan, and other potential regulatory actions.

Subsequent Event

Subsequent to the end of the second quarter, on July 27, 2015, Magnetek and Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer, and marketer of material handling products, announced that they have entered into a definitive agreement for Columbus McKinnon to acquire all of the outstanding shares of Magnetek for $50 per share for a total value of $188.9 million. Columbus McKinnon, through a wholly owned subsidiary, expects to commence a cash tender offer for all of the outstanding shares of Magnetek on or about August 5, 2015. The tender offer is subject to the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary closing conditions. The tender offer requires as a condition to consummation that at least a majority of the outstanding shares of Magnetek's common stock be tendered. The transaction is expected to close within 90 days.

About Magnetek

Magnetek, Inc. (NASDAQ: MAG) manufactures digital power and motion control systems used in material handling, elevator, and mining applications. The Company is headquartered in Menomonee Falls, Wis. in the greater Milwaukee area and operates manufacturing plants in Pittsburgh, Pa. and Bridgeville, Pa. as well as Menomonee Falls.

ADDITIONAL INFORMATION AND WHERE YOU CAN FIND IT: This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The tender offer for the outstanding shares of the Company’s common stock described in this news release has not commenced. At the time the tender offer is commenced, Columbus McKinnon Corporation will file or cause to be filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (“SEC”) and the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC related to the tender offer. The Tender Offer Statement (including an Offer to Purchase, a related Letter of Transmittal and other tender offer documents) and the Solicitation/Recommendation Statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to the Company’s stockholders at no expense to them by the information agent to the tender offer, which will be announced. In addition, all of those materials (and any other documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov.

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its 2015 through 2021 fiscal years. Statements contained in this news release regarding the proposed transaction between the Company and Columbus McKinnon Corporation and the expected timetable for completing the transaction are also forward-looking statements. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, and mining markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company’s ultimate costs of doing business exceed present estimates.  Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. The Company assumes no obligation to update the forward-looking statements contained in this news release, except as expressly required by law.

Non-GAAP Financial Measures

The Company may, in the course of its financial presentations, earnings releases, earnings conference calls, and otherwise, publicly disclose certain numerical measures which are or may be considered "non-GAAP financial measures” under SEC Regulation G.  "GAAP" refers to generally accepted accounting principles in the United States.  Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company’s financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  The Company’s public disclosures may include non-GAAP measures such as EBITDA and adjusted EBITDA.  EBITDA represents its GAAP results adjusted to exclude interest, taxes, depreciation and amortization.  Adjusted EBITDA represents EBITDA adjusted to exclude non-cash pension and stock compensation expenses. Company management believes that adjusted EBITDA is useful to investors as it provides a measure of the Company’s cash flow prior to capital investments, changes in working capital, and pension contributions. As a result, management believes investors can use this metric as a measure of the Company’s ability to fund its growth initiatives and its pension obligations.

Magnetek, Inc.
Consolidated Results of Operations
(in thousands except per share data)

	Three months ended		Six months ended
	(Unaudited)		(Unaudited)
	(13 weeks)	(13 weeks)	(26 weeks)	(26 weeks)
	June 28,	June 29,	June 28,	June 29,
Results of Operations:	2015	2014	2015	2014
Net sales	$28,348	$27,009	$54,960	$51,122
Cost of sales	17,937	17,294	35,150	33,255
Gross profit	10,411	9,715	19,810	17,867
Operating expenses:
Research and development	800	790	1,699	1,589
Pension expense	502	925	1,004	1,850
Selling, general and administrative	5,884	5,250	11,374	10,240
Total operating expenses	7,186	6,965	14,077	13,679
Income from operations	3,225	2,750	5,733	4,188
Provision for income taxes	41	240	82	480
Income from continuing operations	3,184	2,510	5,651	3,708
Income (loss) from discontinued operations	(146)	(213)	(309)	(357)
Net income	$3,038	$2,297	$5,342	$3,351

Earnings per common share - basic:
Income from continuing operations	$0.89	$0.77	$1.59	$1.14
Income (loss) from discontinued operations	$(0.04)	$(0.07)	$(0.09)	$(0.11)
Net income per common share	$0.85	$0.70	$1.50	$1.03

Earnings per common share - diluted:
Income from continuing operations	$0.87	$0.74	$1.54	$1.10
Income (loss) from discontinued operations	$(0.04)	$(0.06)	$(0.09)	$(0.11)
Net income per common share	$0.83	$0.68	$1.45	$0.99

Weighted average shares outstanding:
Basic	3,566	3,267	3,558	3,265
Diluted	3,679	3,372	3,678	3,375

Reconciliation of Non-GAAP Financial Measures:
The following table reconciles operating income, the most directly comparable GAAP measure, to adjusted operating income and adjusted EBITDA, non-GAAP financial measures:

	Three months ended		Six months ended
	(Unaudited)		(Unaudited)
	June 28,	June 29,	June 28,	June 29,
	2015	2014	2015	2014
Income from operations (GAAP)	$3,225	$2,750	$5,733	$4,188
As a percent of sales	11.4%	10.2%	10.4%	8.2%
Add: pension expense	502	925	1,004	1,850
Adjusted income from operations (non-GAAP)	$3,727	$3,675	$6,737	$6,038
As a percent of sales	13.1%	13.6%	12.3%	11.8%
Add: depreciation and amortization	200	203	399	405
Add: stock compensation expense	208	48	389	231
Adjusted EBITDA (non-GAAP)	$4,135	$3,926	$7,525	$6,674
As a percent of sales	14.6%	14.5%	13.7%	13.1%

	Three months ended		Six months ended
	(Unaudited)		(Unaudited)
	June 28,	June 29,	June 28,	June 29,
Other Data:	2015	2014	2015	2014
Depreciation expense	$186	$189	$372	$378
Amortization expense	14	14	27	27
Capital expenditures	491	188	698	359

Magnetek, Inc.
Consolidated Balance Sheet
(in thousands )

	June 28,
	2015	December 28,
	(Unaudited)	2014
Cash	$13,072	$9,702
Restricted cash	262	262
Accounts receivable	17,515	16,975
Inventories	14,234	13,626
Prepaid and other current assets	546	801
Total current assets	45,629	41,366

Property, plant & equipment, net	3,253	2,931
Goodwill	30,323	30,364
Other assets	4,010	4,039

Total assets	$83,215	$78,700

Accounts payable	$9,989	$10,375
Accrued liabilities	5,524	6,703
Total current liabilities	15,513	17,078

Pension benefit obligations, net	25,012	27,360
Other long-term obligations	780	845
Deferred income taxes	9,828	9,798
Total liabilities	51,133	55,081

Common stock	36	35
Paid in capital in excess of par value	150,576	150,641
Accumulated deficit	(4,833)	(10,175)
Accumulated other comprehensive loss	(113,697)	(116,882)
Total stockholders' equity	32,082	23,619

Total liabilities and stockholders' equity	$83,215	$78,700